Exhibit 10.1
 EMPLOYEE/EMPLOYER AGREEMENT

Effective as of November 30, 2018

BE IT KNOWN, that this AGREEMENT is entered into on November 30, 2018 and shall be in effect through December 31, 2019, between SANUWAVE Health, (referred to at times as the “Employer” or the “Company”), located at 3360 Martin Farm Rd., Suwanee, GA 30024 and Kevin Richardson, Acting Chief Executive Officer and Chairman of the Board (hereafter referred to as the “Employee”). After the expiration of this Agreement, the Agreement continues in full force and effect from year-to-year until terminated at the written option of either party (Employee or Employer) no later than 30 days prior to the annual renewal date of January 1. Written option of termination must be sent to either party with a copy to Human Resources.

IN WITNESS THEREOF, the above parties wish to enter into this Agreement and express the need to define and set forth within this instrument the terms and conditions of employment of the above-named employee by SANUWAVE.

THEREFORE, in consideration of the mutual covenants and agreed upon stipulations set forth below, it is hereby solemnly agreed upon and this legally binding by the Employer and Employee as follows:

COMPENSATION, Your current base salary as semimonthly, exempt compensation at $14,583.33 per pay period ($350,000.00 annually) less payroll deductions and all required withholdings. Your salary may be adjusted annually upon performance reviews and the company reserves the right to change your salary at any time based upon recommendations from the compensation committee of the Board of Directors.

BONUS COMPENSATION You will be eligible to earn an annual base bonus award of up to one-hundred percent (100%) of your annual salary based on the achievement of certain performance goals established by the Company’s Board of Directors. You will also be eligible to receive a one-time sign on bonus of $145,833.33 if certain company goals are met, also established by the Board of Directors.

EQUITY You will continue to be eligible to receive future stock option grants as approved annually by the Board of Directors.

SEVERANCE  Except in situations where the employment of Employee is terminated for Cause (as defined below) or for death or disability, in the event that the Company terminates Employee’s employment at any time, Employee will be eligible to receive an amount equal to 12 months of Employee’s then-current base salary, which amount shall be payable in the form of salary continuation or, in the Company’s discretion, a lump sum. Employee’s eligibility for the foregoing severance payments is conditioned on Employee executing and delivering the Company’s standard release agreement (the “Release”) within forty-five (45) days following the termination date of Employee’s employment with the Company and not revoking the Release during any applicable statutory revocation period. If Employee complies with the conditions of the foregoing sentence, the severance payments will commence on the 60th day following the termination of Employee’s employment with the Company. Employee shall not be entitled to any severance payments pursuant to this Agreement if Employee’s employment is terminated for Cause, by Employee’s death or disability, or if Employee’s employment is terminated by Employee.

For purposes of this Agreement, “Cause” shall mean: (i) Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Employee commits a material breach of this Agreement, which breach is not cured within 20 days after written notice to Employee from the Company; or (iv) Employee willfully refuses to implement or follow a lawful policy or directive of the Board of Directors of the Company, which breach is not cured within 20 days after written notice to Employee from the Company.

BENEFITS As a full-time employee, effective December 1, 2018 you will be eligible to participate in a comprehensive benefits package which includes medical, dental, vision, life insurance, short-term and long-term disability benefits, as well as an opportunity to participate in the Company 401(k) plan and may make changes to your current elections during open enrollment or with-in 30 (thirty) days of a quailed Life Event. Additionally, you will continue to accrue 6 weeks’ vacation and 5 sick days as well as 9 paid holidays. Company sponsored benefits and eligibility requirements are provided in the employee handbook to be provided.

November 30, 2018

COMPLIANCE WITH RULES. You will be expected to abide by all SANUWAVE rules, regulations and Company Policies. Throughout your employment, you are responsible for advising the Chairman of Compensation Committee of the Board of Directors and Human Resources of any factors that may affect your ability to work for the Company without interruption.

RIGHT OF INSPECTION. You acknowledge and agree that the Company has unlimited access to your equipment and work product when it’s deemed to be necessary and may inspect, with or without notice.

AT-WILL EMPLOYMENT. As an at-will employee, you may terminate your employment at any time, with or without cause. Likewise, as an at-will employer, the Company may terminate your employment at any time, with or without cause. The Company also retains the right to make all other decisions concerning your employment (e.g. promotions, demotions, job responsibilities, or any other managerial decisions) with or without cause, in the exercise of its discretion. This at-will employment relationship cannot be changed except in a writing signed by you and the Chairman of the Compensation Committee of the Board of Directors.

NON-COMPETE AND CONFIDENTIALITY AGREEMENT, INSIDER TRADING AND CODE OF BUSINESS CONDUCT/ETHICS. You are required to sign the enclosed Non-Compete and Confidentiality Agreement, Insider Trading and Code of Business Conduct/Ethics and return it with other items included in the complete offer package you will receive.

GOVERNING LAW; EXCLUSIVE FORUM: This Agreement will be governed by and construed according to the laws of the State of Georgia. Both The Company and I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Georgia, and both The Company and I agree to the exclusive personal jurisdiction and venue of any court in Fulton County, Georgia and waive any defense thereto.

November 30, 2018

ENTIRE AGREEMENT; NO MODIFICATIONS. This letter is the final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and they supersede any promises or representations made to you by anyone, whether oral or written.

Please sign, date and EMAIL this letter as acceptance of our offer of employment and in agreement with the terms described in this letter to Melissa Miller, the Company’s Human Resources Director at Melissa.Miller@Sanuwave.com.

Kevin, we look forward to your favorable reply and continued productive and enjoyable working relationship. Please contact me if you have any further questions.

Very truly yours,

Alan Rubino
Chairman of the Compensation Committee of the Board of Directors

                                                                ACCEPTED AND AGREED TO:

__Alan L. Rubino________________  _Kevin A. Richardson II_________________
Name Printed                                            Name Printed

/s/Alan L. Rubino________________      /s/Kevin A. Richardson II___  Nov 30, 2018
Name Signed                                               Name Signed                         Date Signed

November 30, 2018

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